CUSTODY AGREEMENT


           THIS AGREEMENT made the 3rd day of April, 1986, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office located at 21 West 10th Street, 16th Floor, Kansas City, Missouri 64105 ("Custodian"), and IDEX II a Massachusetts business trust having its principal office and place of business at 600 Cleveland Street, Suite 800, Clearwater, Florida 33515 ("Fund").

                                   WITNESSETH:

     WHEREAS, Fund desires to appoint Investors Fiduciary Trust Company as Custodian of the securities and monies of Fund's investment portfolio; and

     WHEREAS, Investors Fiduciary Trust Company is willing to accept such appointment;

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF CUSTODIAN. Fund hereby constitutes and appoints Custodian as custodian of the Fund which is to include:

     A. Appointment as custodian of the securities and monies at any time owned by the Fund; and

     B. Appointment as agent to perform certain accounting and recordkeeping functions required of a duly registered investment company in compliance with applicable provisions of federal, state and local laws, rules and regulations including, as may be required:

          1. Provide information necessary for Fund to file required financial reports; maintaining and preserving required books, accounts and records as the basis for such reports; and performing certain daily functions in connection with such accounts and records.

          2.   Calculating daily net asset value of the Fund, and

          3.   Acting as liaison with independent auditors.

2. DELIVERY OF CORPORATE DOCUMENTS. Fund has delivered or will deliver to Custodian prior to the effective date of this Agreement, copies of the following documents and all amendments or supplements thereto, properly certified or authenticated:

     A. Resolutions of the Board of Trustees of Fund appointing Custodian as custodian hereunder and approving the form of this Agreement; and

     B. Resolutions of the Board of Trustees of Fund designating certain persons to give instructions on behalf of Fund to Custodian and authorizing Custodian to rely upon written instructions over their signatures.

3.   DUTIES AND RESPONSIBILITIES OF CUSTODIAN.


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     A.   Delivery of Assets

          Fund  will  deliver  or  cause to be  delivered  to  Custodian  on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it and monies then owned by it except as permitted by the Investment Company Act of 1940 or from time to time coming into its possession during the time this Agreement shall continue in effect. Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered. All securities so delivered to Custodian (other than bearer securities) shall be registered in the name of Fund or its nominee, or of a nominee of Custodian, or shall be properly endorsed and in form for transfer satisfactory to Custodian.

     B.   Delivery of Accounts and Records

          Fund shall turn over to Custodian all of the Fund's relevant accounts and records previously maintained by it. Custodian shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it by Fund, and Fund shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide any portion of such or to provide any information needed by the Custodian knowledgeably to perform its function hereunder.

     C.   Delivery of Assets to Third Parties

          Custodian will receive delivery and keep safely the assets of Fund delivered to it from time to time segregated in a separate account. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement or any agreement executed by it according to the terms of section 3.S. of this Agreement. The Custodian is responsible for the securities and monies of Fund only until they have been transmitted to and received by other persons as permitted under the terms of this Agreement, except for securities and monies transmitted to a sub-custodian as provided for by section 3.S., f or which Custodian remains responsible. Custodian shall be responsible only for the monies and securities of Fund held by it or its nominees, sub-custodians or eligible foreign custodians under this Agreement. Custodian may participate directly or indirectly through a sub-custodian in the Depository Trust Company or Treasury/Federal Reserve Book Entry System (as such entity is defined at 17 CFR Section 270.17f-4(b).

     D.   Registration of Securities

          Custodian will hold stocks and other registerable portfolio securities of Fund registered in the name of Fund or in the name of any nominee of Custodian for whose fidelity and liability Custodian will be fully responsible, or in street certificate form, so-called, with or without any indication of fiduciary capacity. Unless otherwise instructed, Custodian will register all such portfolio securities in the name of its authorized nominee. All securities, and the ownership thereof by Fund, which are held by Custodian hereunder, however, shall at all times be identifiable on the records of the Custodian or its sub-custodian. The Fund agrees to hold Custodian and its -nominee harmless for any liability as a record holder of securities held in custody.

     E.   Exchange of Securities

          Upon receipt of instructions as defined herein in Section 4.A, Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of Fund for other securities or cash

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          issued   or   paid   in    connection    with   any    reorganization,
          recapitalization, merger, consolidation, split-up of shares, change of par value, conversion or otherwise, and will deposit any such securities in accordance with the terms of any reorganization or protective plan. Without instructions, Custodian is authorized to exchange securities held by it in temporary form for securities in definitive form, to effect an exchange of shares when the par value of the stock is changed, and, upon receiving payment therefor, to surrender bonds or other securities held by it at maturity or when advised of earlier call for redemption, except that Custodian shall receive instructions prior to surrendering any convertible security.


     F.   Purchases of Investments of the Fund

          Fund will, on each business day on which a purchase of securities shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase:

          1.   The name of the issuer and description of the security;

          2. The number of shares or the principal amount purchased, and accrued interest, if any;

          3.   The trade date;

          4.   The settlement date;

          5. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;

          6.   The total amount payable upon such purchase; and

          7. The name of the person from whom or the broker or dealer through whom the purchase was made.

          In accordance with such instructions, Custodian will pay for out of monies held for the account of Fund, but only insofar as monies are available therein for such purpose, and receive the portfolio securities so purchased by or for the account of Fund. Such payment will be made only upon receipt by Custodian of the securities so purchased in form for transfer satisfactory to Custodian.

     G. Sales and Deliveries of Investments of the Fund - Other than Options and Futures

          Fund will, on each business day on which a sale of investment securities of Fund has been made, deliver to Custodian instructions specifying with respect to each such sale:

          1.   The name of the issuer and description of the securities;

          2. The number of shares or principal amount sold, and accrued interest, if any;

          3. The date on which the securities sold were purchased or other information identifying the securities sold and to be delivered;

          4.   The trade date;

          5.   The settlement date;


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          6.   The sale price per unit and the  brokerage  commission,  taxes or other expenses payable in connection with such sale;

          7.   The total amount to be received by Fund upon such sale; and

          8. The name of the broker or dealer through whom or person to whom the sale was made.

          In accordance with such instructions, Custodian will deliver or cause to be delivered the securities thus designated as sold for the account of Fund to the broker or other person specified in the instructions relating to such sale, such delivery to be made only upon receipt of payment therefor in such form as is satisfactory to Custodian, with the understanding that Custodian may deliver or cause to be delivered securities for payment in accordance with the customs prevailing among dealers in securities.

     H. Purchases or Sales of Security Options, Options on Indices and Security Index Futures Contracts Fund will, on each business day on which a purchase or sale of the following options and/or futures shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase or sale:

          1.   Security Options

               a.   The underlying security;

               b.   The price at which purchased or sold;

               c.   The expiration date;

               d.   The number of contracts;

               e.   The exercise price;

               f. Whether the transaction is and opening, exercising, expiring or closing transaction;

               g.   Whether the transaction involves a put or call;

               h.   Whether the option is written or purchased;

               i.   Market on which option traded;

               j. Name and address of the broker or dealer through whom the sale or purchase was made.

          2.   Options on Indices

               a.   The index;

               b.   The price at which purchased or sold;

               c.   The exercise price;

               d.   The premium;


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               e.   The multiple;

               f.   The expiration date;

               g. Whether the transaction is an opening, exercising, expiring or closing transaction;

               h.   Whether the transaction involves a put or call;

               i.   Whether the option is written or purchased;

               j.   The name and  address of the broker or dealer  through  whom
                    the  sale  or  purchase  was  made,   or  other   applicable
                    settlement instructions.

          3.   Security Index Future Contracts

               a. The last trading date specified in the contract and, when available, the closing level, thereof;

               b.   The index level on the date the contract is entered into;

               c.   The multiple;

               d.   Any margin requirements; and

               e. The need for a segregated margin account (in addition to instructions, and if not already in the possession of Custodian, Fund shall deliver a substantially complete and executed custodial safekeeping account and procedural agreement which shall be incorporated by reference into this Custody Agreement).

               f. The name and address of the futures commission merchant through whom the sale or purchase was made, or other applicable settlement instructions.

          4.   Options on Index Future Contracts

               a.   The underlying index future contract;

               b.   The premium;

               c.   The expiration date;

               d.   The number of options;

               e.   The exercise price;

               f. Whether the transaction involves an opening, exercising, expiring or closing transaction;

               g.   Whether the transaction involves a put or call;

               h.   Whether the option is written or purchased

               i.   The market on which the option is traded.

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     I.   Securities Pledged or Loaned

          If specifically allowed for in the prospectus of Fund:

          1. Upon receipt of instructions, Custodian will release or cause to be released securities held in custody to the pledgee designated in such instructions by way of pledge or hypothecation to secure any loan incurred by Fund, provided, however, that the securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, further securities may be released or caused to be released - for that purpose upon receipt of instructions. Upon receipt of instructions, Custodian will pay, but only from funds available for such purpose, any such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan.

          2. Upon receipt of instructions, Custodian will release securities held in custody to the borrower designated in such instructions; provided, however, that if the borrower is a bank or securities broker-dealer, the securities will be released only upon deposit with Custodian of full cash collateral as specified in such instructions, and that Fund will retain the right to any dividends, interest or distribution on such loaned securities. Upon receipt of instructions and the loaned securities, Custodian will release the cash collateral to the borrower.

     J.   Routine Matters

          Custodian will, in general, attend to all routine and mechanical matters in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with securities or other property of Fund except as may be otherwise provided in this Agreement or directed from time to time by the Board of Trustees of Fund.

     K.   Deposit Account

          Custodian will open and maintain a special purpose deposit account or accounts in the name of Custodian ("Account"), subject only to draft or order by Custodian upon receipt of instructions. All monies received by Custodian from or for the account of Fund shall be deposited in said Account, barring events not in the control of the Custodian such as strikes, lockouts or labor disputes, riots, war or equipment or transmission failure or damage, fire, flood, earthquake or other natural disaster, action or inaction of governmental authority or other causes beyond its control, at 9:00 a.m., Kansas City time, on the second business day after deposit of any check into Fund's Account.

          Custodian may open and maintain an Account in such other banks or trust companies as may be designated by it or by properly authorized resolution of the Board of Trustees of Fund, such Account, however, to be in the name of custodian and subject only to its draft or order.

     L.   Income and other Payments to Fund

          Custodian will:

          1. Collect, claim and receive and deposit for the Account of Fund all income and other payments which become due and payable on or after the effective date of this Agreement with respect to the securities deposited under this Agreement, and credit the account of Fund with such income on the payable date;


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          2.   Execute  ownership and other  certificates and affidavits for all federal, state and local tax purposes in connection with the collection of bond and note coupons; and

          3. Take such other action as may be necessary or proper in connection with:

               a. the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of:

                    1.   all coupons and other income items  requiring  purpose;
                         and

                    2. all other securities which may mature or be called, redeemed, retired or otherwise become payable and regarding which the Custodian has actual knowledge, or notice of which is contained in publications of the type to which it normally subscribes for such purpose; and

               b. the endorsement for collection, in the name of Fund, of all checks, drafts or other negotiable instruments. Custodian, however, will not be required to institute suit or take other extraordinary action to enforce collection except upon receipt of instructions and upon being indemnified to its satisfaction against the costs and expenses of such suit or other actions. Custodian will receive, claim and collect all stock dividends, rights and other similar items and will deal with the same pursuant to instructions. Unless prior instructions have been received to the contrary, Custodian will, without further instructions, sell any rights held for the account of Fund on the last trade date prior to the date of expiration of such rights.

     M.   Payment of Dividends and other Distributions

          On the declaration of any dividend or other distribution on the shares of Beneficial Interest of Fund ("Fund Shares") by the Board of Trustees of Fund, Fund shall deliver to Custodian instructions with respect thereto, including a copy of the Resolution of said Board of Trustees certified by the Secretary or an Assistant Secretary of Fund wherein there shall be set forth the record date as of which shareholders entitled to receive such dividend or other distribution shall be determined, the date of payment of such dividend or distribution, and the amount payable per share on such dividend or distribution.

          Except if the ex-dividend date and the reinvestment date of any dividend are the same, in which case funds shall remain in the Custody Account, on the date specified in such Resolution f or the payment of such dividend or other distribution, Custodian will pay out of the monies held for the account of Fund, insofar as the same shall be available for such purposes, and credit to the account of the Dividend Disbursing Agent for Fund, such amount as may be necessary to pay the amount per share payable in cash on Fund Shares issued and outstanding on the record date established by such Resolution.

     N.   Shares of Fund Purchased by Fund

          Whenever any Fund Shares are repurchased or redeemed by Fund, Fund or its agent shall advise Custodian of the aggregate dollar amount to be paid for such shares and shall confirm such advice in writing. Upon receipt of such advice, Custodian shall charge such aggregate dollar amount to the Account of Fund and either deposit the same in the account maintained for the purpose of paying for the repurchase or redemption of Fund Shares or deliver the same in accordance with such advice.

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          Custodian shall not have any duty or  responsibility to determine that
          Fund Shares repurchased or redeemed by Fund have been removed from the proper shareholder account or accounts or that the proper number of such shares have been cancelled and removed from the shareholder records.

     O.   Shares of Fund Purchased from Fund

          Whenever Fund Shares are purchased from Fund, Fund will deposit or cause to be deposited with Custodian the amount received for such shares.

          Custodian shall not have any duty or responsibility to determine that Fund Shares purchased from Fund have been added to the proper shareholder account or accounts or that the proper number of such shares have been added to the shareholder records.

     P.   Proxies and Notices

          Custodian will promptly deliver or mail or have delivered or mailed to Fund all proxies properly signed, all notices of meetings, all proxy statements and other notices, requests or announcements affecting or relating to securities held by Custodian for Fund and will, upon receipt of instructions, execute and deliver or cause its nominee to execute and deliver or mail or have delivered or mailed such proxies or other authorizations as may be required. Except as provided by this Agreement or pursuant to instructions hereafter received by Custodian, neither it nor its nominee will exercise any power inherent in any such securities, including any power to vote the same, or execute any proxy, power of attorney, or other similar instrument voting any of such securities, or give any consent, approval or waiver with respect thereto, or take any other similar action.

     Q.   Disbursements

          Custodian will pay or cause to be paid insofar as funds are available for the purpose, bills, statements and other obligations of Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of Fund) pursuant to instructions of Fund setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment.

     R.   Daily Statement of Accounts

          Custodian will, within a reasonable time, render to Fund as of the close of business on each day, a detailed statement of the amounts received or paid and of securities received or delivered for the account of Fund during said day. Custodian will, from time to time, upon request by Fund, render a detailed statement of the securities and monies held for Fund under this Agreement, and Custodian will maintain such books and records as are necessary to enable it to do so and will permit such persons as are authorized by Fund; and if demanded, federal and state regulatory agencies to examine the securities, books and records. Upon the instructions of Fund or as demanded by federal or state regulatory agencies, Custodian will instruct sub-custodian to permit such persons as are authorized by Fund and if demanded, federal and state regulatory agencies to examine the books, records and securities held by sub-custodian which relate to Fund.


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     S.   Appointment of Sub-Custodian

          1. Notwithstanding any other provisions of this Agreement, all or any of the monies or securities of Fund may be held in Custodian's own custody or in the custody of one or more other banks or trust companies acting as sub-custodians as may be selected by Custodian. Any such sub-custodian must have the qualifications required for custodian under the Investment Company Act of 1940, as amended. The sub-custodian may participate directly or indirectly in the Depository Trust Company or Treasury/Federal Reserve Book Entry System (as such entity is defined at 17 CFR Sec. 270.17f-4(b)). Neither Custodian nor subcustodian will be entitled to reimbursement by Fund for any fees or expenses of any sub-custodian. The appointment of a sub-custodian will not relieve Custodian of any of its obligations hereunder.

          2. Notwithstanding any other provisions of this Agreement, Fund's foreign securities (as defined in Rule 17f-5(c)(1) under the Investment Company Act of 1940) and Fund's cash or cash equivalents, in amounts reasonably necessary to effect Fund's foreign securities transactions, may be held in the custody of one or more banks or trust companies acting as sub-custodians, according to Section 3.S.1; and thereafter, pursuant to a written contract or contracts as approved by Fund's Board of Trustees, may be transferred to an account maintained by such sub-custodian with an eligible foreign custodian, as defined in Rule 17f-5(c)(2), provided that any such arrangement involving a foreign custodian shall be in accordance with the provisions of Rule 17f-5 under the Investment Company Act of 1940 as that Rule may be amended from time to time.

     T.   Accounts and Records

          Custodian will prepare and maintain complete, accurate and current all accounts and records required to be maintained by Fund under the Internal Revenue Code of 1954 ("Code") as amended and under the General Rules and Regulations under the Investment Company Act of 1940 ("Rules") as amended, and as agreed upon between the parties and will preserve said records in the manner and for the periods prescribed in said Code and Rules, or for such longer period as is agreed upon by the parties.

          Custodian relies upon Fund to furnish, in writing, accurate and timely information to complete Fund's records and perform daily calculation of the Fund's net asset value, as provided in Section 3.W. below.

          Custodian shall incur no liability and Fund shall indemnify and hold harmless Custodian from and against any liability arising from any failure of Fund to fumish such information in a timely and accurate manner, even if Fund subsequently provides accurate but untimely information. It shall be the responsibility of Fund to fumish Custodian with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when such information is not readily available from generally accepted securities industry services or publications.

     U.   Accounts and Records Property of Fund

          Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant to this Agreement are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Fund's independent auditors, or upon approval of Fund, or upon demand, any regulatory body, in any requested review of Fund's accounts and records but shall be reimbursed for all expenses and

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          employee  time  invested  in any such  review  outside of routine  and normal  periodic  reviews.  Upon  receipt  from Fund of the  necessary
          information,   Custodian   will  supply   necessary  data  for  Fund's
          completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as Fund and Custodian shall agree upon from time to time.

     V.   Adoption of Procedures

          Custodian and Fund may from time to time adopt procedures as they agree upon, and Custodian may conclusively assume that no procedure approved by Fund, or directed by Fund, conflicts with or violates any requirements of its prospectus, Deed of Trust, Bylaws, or any rule or regulation of any regulatory body or governmental agency. Fund will be responsible to notify Custodian of any changes in state statutes, regulations, rules or policies which might necessitate changes in Custodian's responsibilities or procedures.

     W.   Calculation of Net Asset Value

          Custodian will calculate Fund's net asset value, in accordance with Fund's prospectus, once daily. Custodian will prepare and maintain a daily evaluation of securities for which market quotations are available by the use of outside services normally used and contracted for this purpose; all other securities will be evaluated in accordance with Fund's instructions. Custodian will have no responsibility for the accuracy of the prices quoted by these outside services or for the information supplied by Fund or upon instructions.

4.   INSTRUCTIONS.

     A. The term "instructions", as used herein, means written or oral instructions to Custodian from a designated representative of Fund. Certified copies of resolutions of the Board of Trustees of Fund naming one or more designated representatives to give instructions in the name and on behalf of Fund, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section 4. no authorizations or instructions received by Custodian from Fund, will be deemed to authorize or permit any director, officer, employee, or agent of Fund to withdraw any of the securities or similar investments of Fund upon the mere receipt of such authorization or instructions from such director, officer, employee or agent.

          Notwithstanding any other provision of this Agreement, Custodian, upon receipt (and acknowledgement if required at the discretion of Custodian) of the instructions of a designated representative of Fund will undertake to deliver for Fund's account monies, (provided such monies are on hand or available) in connection with Fund's transactions and to wire transfer such monies to such broker, dealer, subcustodian, bank or other agent specified in such instructions by a designated representative of Fund.

     B. No later than the next business day immediately following each oral instruction, Fund will send Custodian written confirmation of such oral instruction. At Custodian's sole discretion, Custodian may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the parties, the date and the time of the beginning and ending of such oral instruction.

5.   LIMITATION OF LIABILITY OF CUSTODIAN.

     A. Custodian shall hold harmless and indemnify Fund from and against any loss or liability arising out of Custodian's failure to comply with the terms of this Agreement or arising out of Custodian's negligence, willful misconduct, or bad faith. Custodian may request and obtain the advice and opinion of counsel for Fund, or of its own counsel with respect to questions or matters of law, and it shall be without liability to Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion.

     B. Custodian may rely upon statements of Fund's independent certified public accountants and any representative of Fund authorized to give instructions, and Custodian shall not be liable for any actions taken, in good faith, upon such statements.

     C. If Fund requires Custodian in any capacity to take, with respect to any securities, any action which involves the payment of money by it, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon notice to Fund given prior to such actions, shall be and be kept indemnified by Fund in an amount and form satisfactory to Custodian against any liability on account of such action.

     D. Custodian shall be entitled to receive, and Fund agrees to pay to Custodian, on demand, reimbursement for such cash disbursements, costs and expenses as may be agreed upon from time to time by Custodian and Fund.

     E. Custodian shall be protected in acting as custodian hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund hereunder, a certificate signed by the Fund's President, or other officer specifically authorized for such purpose.

     F. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

          1. The legality of the purchase of any security by or for Fund or evidence of ownership required by Fund to be received by Custodian, or the propriety of the decision to purchase or amount paid therefor;

          2. The legality of the sale of any securities by or for Fund, or the propriety of the amount for which the same are sold;

          3. The legality of the issue or sale of any beneficial interest of Fund, or the sufficiency of the amount to be received therefor;

          4. The legality of the repurchase or redemption of any shares of beneficial interest of, or the propriety of the amount to be paid therefor; or

          5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any shares of beneficial interest of Fund in payment of any stock dividend.

     G. Custodian shall not be liable for, or considered to be Custodian of, any money represented by any check, draft, wire transfer, clearing house funds, uncollected funds, or instrument for the payment of money received by it on behalf of Fund, until Custodian actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such money in the ordinary course of business, and use its best efforts and cooperate with Fund toward the end that such money shall be received.

     H.   Except  sub-custodians or eligible foreign custodians  appointed under section 3.S., Custodian shall not be responsible for loss occasioned by the acts, neglects, defaults or insolvency of any broker, bank, trust company, or any other person with whom Custodian may deal in the absence of negligence, misconduct, or bad faith on the part of Custodian.

          1. Notwithstanding anything herein to the contrary, Custodian may provide Fund for its approval, agreements with banks or trust companies which will act as sub-custodians for Fund pursuant to
               Section 3.S of this Agreement.

6. COMPENSATION. Fund will pay to Custodian such compensation as is stated in the Fee Schedule attached hereto as Exhibit A which may be changed f rom time to time as agreed to in writing by Custodian and Fund. Custodian may charge such compensation against monies held by it for the account of Fund. Custodian will also be entitled, notwithstanding the provisions of Sections 5.C. or 5.D. hereof, to charge against any monies held by it for the account of Fund the amount of any fee for which it shall be entitled to reimbursement under the provisions of this Agreement. Custodian will not be entitled to reimbursement by Fund for any loss or expenses of any sub-custodian or eligible foreign custodian.

7. TERMINATION. The term of this Agreement shall be one year. Either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than ninety (90) days prior to the date upon which such termination will take effect. Upon termination of this Agreement, Fund will pay to Custodian such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund will use its best efforts to obtain a successor custodian. Unless the holders of a majority of the outstanding shares of beneficial interest vote to have the securities, funds and other properties held under this Agreement delivered and paid over to some other person, firm or corporation specified in the vote, having not less the Two Million Dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report, and meeting such other qualifications for custodian as set forth in the Bylaws of Fund, the Board of Trustees of Fund will, forthwith upon giving or receiving notice of termination of this Agreement, appoint as successor custodian a bank or trust company having such qualifications. Custodian will, upon termination of this Agreement, deliver to the successor custodian so specified or appointed, at Custodian's office, all securities then held by Custodian hereunder, duly endorsed and in form for transfer, all funds and other properties of Fund deposited with or held by Custodian hereunder, or will co-operate in effecting changes in book-entries at the Depository Trust Company or in the Treasury/Federal Reserve Book-Entry System pursuant to 31 CFR Sec. 306.118. In the event no such vote has been adopted by the holder of shares of beneficial interest of Fund and no written order designating a successor custodian has been delivered to Custodian on or before the date when such termination becomes effective, then Custodian will deliver the securities, funds and properties of Fund to a bank or trust company at the selection of Custodian and meeting the qualifications for custodian, if any, set forth in the Bylaws of Fund and having not less that Two Million Dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report. Upon either such delivery to a successor custodian, Custodian will have no further duties under this Agreement. Thereafter such bank or trust company will be the successor custodian under this Agreement and will be entitled to reasonable compensation for its services. In the event that no such successor custodian can be found, Fund will submit to its shareholders, before permitting delivery of the cash and securities owned by Fund to anyone other than a successor custodian, the question of whether Fund will be liquidated or function without a custodian. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, Custodian may make any other delivery of the securities, funds and property of Fund which is permitted by the Investment Company Act of 1940, Fund's Deed of Trust and Bylaws then in effect or apply to a court of competent jurisdiction for the appointment of a successor custodian.

     In addition to the obligations of Custodian under this Agreement, upon termination of this Agreement all records maintained by Custodian in machine readable form relating to the services to be performed by Custodian under this Agreement shall be surrendered to Fund or its agent in machine readable form, and Custodian shall use its best efforts to assist in the conversion of such records to the recordkeeping system of the successor to Custodian.

8. NOTICES. Notices, requests, instructions and other writings received by Fund at Attn: Mr. Peter D. Jones, Executive Vice President, 600 Cleveland Street, Suite 800, Clearwater, Florida 33515 or at such other address as Fund may have designated to Custodian in writing, will be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings received by Custodian at its offices at 21 West 10th Street, 16th Floor, Kansas City, Missouri 64105, or to such other address as it may have designated to Fund in writing, will be deemed to have been properly given to Custodian hereunder.

9.   MISCELLANEOUS.

     A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.

     B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.

     C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.

     D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     E. This Agreement shall become effective at the close of business on the 3rd day of April, 1986.

     F.   This  Agreement  may  be  executed   simultaneously  in  two  or  more
          counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     G. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     H. This Agreement may not be assigned by either party without prior written consent of the other party.

     I. If any provision of the Agreement, either in its present form or as amended from time to time, limits, qualifies or conflicts with the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, such statutes, rules and regulations shall be deemed to control and supersede such provision without nullifying or terminating the remainder of the provisions of this Agreement.

     J. A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall not be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed
by  their  respective  authorized  corporate  officers,   and  their  respective
corporate seals to be affixed.

                                      INVESTORS FIDUCIARY TRUST COMPANY



                                      By:  /S/  Richard A. Winegar
                                           Richard A. Winegar, Vice President

(Corporate Seal)


ATTEST:

/S/ Cheryl J. Naegler
Cheryl J. Naegler, Assistant Secretary


                                       IDEX II

                                       By: /S/ Robert J. Druten
                                           Robert J. Druten
                                           President


(Corporate Seal)

ATTEST:

/S/ Ellen T. Stoutamire
Ellen T. Stoutamire
Assistant Secretary

                        INVESTORS FIDUCIARY TRUST COMPANY

                           IDEX GROUP OF MUTUAL FUNDS
                                  FEE SCHEDULE
                          January 1 - December 31, 1992

1.   PORTFOLIO ACCOUNTING AND SECURITY CUSTODY

     A.   Minimum Monthly Asset Fee

          There is a monthly minimum fee of $2,250 per fund/portfolio. The monthly minimum fee per portfolio does not apply to any portfolio if the asset based fees discussed in I.B. and I.C. below produces greater revenue than the aggregate minimum would produce.

     B.   Domestic Securities

          a.   Asset-Based Fee on a Total Relationship Basis:

               5.4/100 of l% (5.4 basis points) on the first $50 million is assets 1.1/100 of l% (1.1 basis points) on all assets in excess of $50 million

          b.   Transaction Fee

               Per Domestic Transaction - $20.00

     C.   Foreign Securities

          a.   Asset Based Fee per fund:

               22/100 of 1% (22 basis points) on all assets (January 1-June 30, 1992) 18/100 of 1% (18 basis points) on all assets (Effective July 1, 1992)

          b.   Transaction Fee

               Per Transaction - $20.00

          c.   Fees for Emerging Markets quoted on an "as needed" basis.

     D.   Balance Credits

          IFTC will offset fees with balance credits calculated at 85% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits will be applied on a fund by fund basis and can be used to offset custody and portfolio accounting fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

          Note: The bank credit rate is the equivalent to the lesser of:

          /bullet/ The average 91-day Treasury Bill discount rate for the month or

          /bullet/ The average Federal Funds rate for the month less 50 basis points.

Idex Group of Mutual Funds
Fee Schedule (Continued)



     E.   Overdraft Charges

          Fund overdrafts will be calculated at the Prime rate (as published in the Wall Street Journal) and charged on a daily basis.

II.        NOTES TO THE ABOVE FEE SCHEDULE

     A. Asset based fees are payable monthly at 1/12th of the annual stated rate based on monthly average net assets, except for foreign denominated assets which will be computed on month end market value. The domestic securities asset based fee will be allocated to the portfolios based upon each portfolio's proportionate share of the total monthly average net assets. The foreign securities asset based fee will be a direct charge to each portfolio which owns foreign denominated securities.

     B. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the fund's behalf. Examples of out-of-pocket expenses include but are not limited to pricing services, postage, mailing services, magnetic tapes, microfilm, microfiche, FDIC insurance, foreign registration and script fees, and back-up recovery. IFTC bills out-of-pocket expenses separately from service fees.

     C. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

     D. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

     E. The above fee schedule is applicable for selections made and communicated within 90 days of the date of this proposal. The fees are guaranteed for a one year period commencing on the effective date of the service agreement between IFTC and the client. All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.



/S/ Stephen R. Hilliard                    /S/ Thomas R. Moriarty
------------------------                   -----------------------
Stephen R. Hilliard                        Thomas R. Moriarty
INVESTORS FIDUCIARY TRUST COMPANY          IDEX GROUP OF MUTUAL FUNDS

------------------------                   -------------------------
DATE                                       DATE